CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1167/1169 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 29, 2025 on the financial statements and financial highlights of the Medalist Partners MBS Total Return Fund and Medalist Partners Short Duration Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in 2024 which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 25, 2025